Exhibit 10.5

REVOLVING LINE OF CREDIT

PROMISSORY NOTE

June 30, 2004

Promise to Pay:                   For value received, The Wornick Company, a Delaware corporation, promises to pay to the order of Lender the Principal Amount, to the extent the same is advanced by Lender and remains unpaid, together with interest on the unpaid balance of such amount, in lawful money of the United States of America, in accordance with all the terms, conditions and covenants set forth below.  Capitalized terms in this Promissory Note not otherwise defined herein shall have the meaning assigned such terms in a Loan Agreement of even date herewith by and among Lender, Borrower, Right Away Management Corporation, a Delaware corporation, The Wornick Company Right Away Division, a Delaware corporation, The Wornick Company Right Away Division, L.P., a Delaware limited partnership, and TWC Holding LLC, a Delaware limited liability company

Borrower:             The Wornick Company, a Delaware corporation

Borrower’s Address for Notice:

The Wornick Company

Attention: Larry L. Rose

President and CEO

10825 Kenwood Road

Cincinnati, OH 45242

Fax: (513) 791-4148

With copy to: Robert B. McKeon

Veritas Capital Management II, L.L.C.

660 Madison Avenue

New York, New York 10021

Fax: (212) 688-9411

Lender:                  Texas State Bank, a Texas banking corporation

Lender’s Address for Payment:

3900 N. 10th Street

McAllen, Texas 78501

Principal Amount:              Fifteen Million and 00/100 Dollars ($15,000,000.00)

Permitted Borrowings:              The least of the: (i) Principal Amount; or (ii) Borrowing Base; or (iii) Maximum Amount

Interest Rate:                      Applicable Rate (hereinafter defined)

Default Interest Rate:                 Applicable Rate plus two percent (2%) per annum based on the actual number of days elapsed over a 360 day year

Payment Terms:

(a)           Interest, computed at the Interest Rate on the unpaid balance of the Principal Amount from time to time outstanding, is due and payable monthly as it accrues on the last day of each calendar month, beginning July 31, 2004, and continuing regularly on the last day of each calendar month thereafter until June 30, 2009, when all accrued, but unpaid, interest shall be due and payable.

(b)           If at any time the outstanding principal balance of all Obligations shall exceed the lesser of (i) the Borrowing Base or (ii) the Maximum Amount, Borrower shall immediately upon receipt of written notice from Lender pay to Lender the entire amount of such excess, which amount will be credited by Lender to the unpaid Principal Amount or to unpaid principal on such other outstanding Obligations as Lender may elect.

(c)           The entire unpaid Principal Amount owing on this Promissory Note shall be due and payable on June 30, 2009.

Interest Provisions:

(a)           Rate: The Principal Amount of this Promissory Note advanced from time to time and remaining unpaid prior to maturity shall bear interest at a varying or fluctuating rate per annum based on the actual number of days elapsed over a 360 day year (the “Applicable Rate”) that is equal to the “Prime Rate” as that term is defined and stated in this Promissory Note, but never greater than the “Maximum Lawful Rate”, as defined below. The term “Prime Rate” as used in this Promissory Note means a per annum interest rate equal to the “Prime Rate” as published each day by The Wall Street Journal in its “Money Rates” section, and if more than one such rate is published, then the highest such rate. On any day when The Wall Street Journal is not published or a Prime Rate is not published under the Money Rates section thereof, then the Prime Rate published for the preceding publication date of The Wall Street Journal shall apply. Should the method of establishing the Prime Rate, or the publication of such Prime Rate, cease or be abolished, then the Prime Rate used for the balance of the term of this Promissory Note shall be that interest rate, established, adopted or used by holder as its prime or base interest rate. The Applicable Rate will automatically fluctuate upward or downward with changes to the Prime Rate, without notice to Borrower or any other person. Interest shall be calculated on the amount of each Advance of the Principal Amount of this Promissory Note from the date of each Advance.

(b)           Maximum Lawful Rate: The term “Maximum Lawful Rate” means the maximum lawful contractual rate of interest, and the term “Maximum Lawful Amount” means the maximum lawful contractual amount of interest, that are permissible and nonusurious under applicable state or federal law for the type of loan evidenced by this Promissory Note and the other Loan Documents. To the extent that the Texas Finance Code, as amended, is applicable to this Promissory Note, the “Weekly Ceiling” defined in Chapter 303, Texas Finance Code, shall be the basis for determining the Maximum Lawful Rate in effect from time to time.

(c)           Usury Disclaimer:  All agreements between Lender and Borrower, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or any other circumstance whatsoever, shall the interest contracted for, charged or received by Lender exceed the Maximum Lawful Amount. If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the Maximum Lawful Amount, the interest payable to Lender shall be reduced to the Maximum Lawful Amount; and if from any circumstance Lender shall ever receive any interest in excess of the Maximum Lawful Amount, an amount equal to any excessive interest shall be applied to the reduction of the Principal Amount and not to the payment of interest, or if such excessive interest exceeds the unpaid Principal Amount such excess shall be refunded to Borrower. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the Principal Amount (including the period of any renewal or extension hereof) so that the interest hereon for such full period shall not exceed the Maximum Lawful Amount. For purposes of this paragraph, the term interest shall include all considerations and amounts that constitute interest under applicable usury law. This paragraph shall control all agreements between Borrower and Lender.

(d)           Interest After Default:  All past due installments of principal and interest on this Promissory Note, and the unpaid principal balance during the existence of any default and after maturity, shall bear interest at a per annum rate equal to the lesser of (i) the Default Interest Rate stated above or (ii) the Maximum Lawful Rate. Where no Maximum Lawful Rate is applicable and a Default Interest Rate is not specified, the interest rate on such amounts shall be the Applicable Rate stated above.

Revolving Line of Credit:

(a)           Indebtedness and Liens: This Promissory Note shall evidence principal indebtedness of Borrower to Lender up to the Principal Amount based on Advances requested and funded from time to time under a $25,000,000.00 revolving credit line established under the Loan Agreement.  Subject to the Permitted Borrowings limitations, the indebtedness outstanding from time to time pursuant to this Promissory Note may be decreased, increased, paid in full and then renewed.  This Promissory Note and all Loan Documents securing it and the liens and security interests thereunder with respect to the Collateral shall remain in effect until this Promissory Note is formally terminated in writing, and this Promissory Note and such other Loan Documents, and liens and security interests shall not otherwise be terminated by payment of all or any part of the indebtedness hereby represented.  All Advances requested under this Promissory Note are subject to, and shall be made pursuant to the terms of this Promissory Note, the Loan Agreement and the other Loan Documents.

(b)           Evidence of Amount Outstanding: The books and records of Lender relating to this Promissory Note will be evidence of the amounts advanced, paid and owing hereunder. Without limiting the foregoing, all advances and all payments made on account of the principal hereof may be endorsed by Lender on the back of or on an attachment to this Promissory Note, and when endorsed thereon shall become a part hereof and evidence of the amounts due hereunder.

Default Provisions:

(a)           Definitions: The term “Monetary Default” shall mean a party’s failure, in whole or in part, to pay any amounts due on any Obligation, including Obligations pursuant to this Promissory Note, or to pay any amount necessary to repair, maintain, replace or insure the Collateral, or to pay taxes on the Collateral.  The term “Non-Monetary Default” shall mean any Event of Default other than a Monetary Default.  The term “Selected Enforcement Activities” shall mean: (i) acceleration of maturity of the indebtedness evidenced by the Promissory Note; (ii) advancing funds to repair, maintain, replace or insure the Collateral, or to pay taxes on the Collateral; or (iii) exercising collection rights or foreclosure rights with respect to any Collateral.

(b)           Event of Default:  The occurrence of any:

(i)  Non-Monetary Default listed in Section 10.01 (d), (e), (f), (g), (h), (i), (k), (m), (n), (o) or (p) of the Loan Agreement; or Borrower’s failure to make any interest or principal payment on the $125,000,000 aggregate principal amount, 10 7/8% Senior Secured Notes due 2011, owed by Borrower to the holders of such notes on the due date (“Notes Debt”); or if there is not sufficient availability under the Borrowing Base from which to fund an Advance pursuant to the terms of the Loan Agreement,  Borrower’s failure to have sufficient cash on hand at least five (5) calendar days prior to a required Notes Debt payment date in order to make the required Notes Debt payment; or to pay amounts required of tenants under the Leases; shall constitute an Event of Default immediately upon the occurrence of the event constituting such default;

(ii)  Monetary Default, and/or the occurrence of any Non-Monetary Default listed in Section 10.01 (j) or (l) of the Loan Agreement shall constitute an Event of Default hereunder if Lender shall declare such occurrence as a default, and Lender notifies the parties in default in writing of same, and the parties in default fail to remedy such default within eight (8) calendar days following notice from Lender; and

(iii) Non-Monetary Defaults listed in Section 10.01 of the Loan Agreement which are not otherwise included in sub-items (i) or (ii) of this sub-section (b) shall constitute an Event of Default hereunder if Lender shall declare such occurrence as a default and notifies the parties in default in writing of same, and such parties in default fail to remedy such default within fifteen (15) calendar days following notice from Lender, provided, within five (5) days after the delivery or mailing of the notice of default, the parties in default commence to remedy such default and at the time such parties commence the remedy of such default they submit to Lender in writing their plan to remedy the default, and said cure is thereafter continuously pursued by the defaulting parties with due diligence and is remedied within such fifteen (15) calendar day period. If such Non-Monetary Default is not reasonably capable of being remedied within fifteen (15) calendar days, the defaulting parties, on written request to Lender, shall have such additional time as is reasonable under the circumstances to complete the cure of such default, but in no event more than thirty (30) calendar days after the delivery or mailing of the original notice of default;

however, if in Lender’s reasonable judgment: (x) the Monetary Default or Non-Monetary Default otherwise subject to notice and an opportunity to remedy default listed in sub-items (ii) and (iii) of this sub-section are not capable of being remedied by the defaulting parties during the period otherwise permitted herein for the cure of such default; or (y) allowing the parties in default an opportunity to remedy the default will likely result in the Collateral being damaged or destroyed, uninsured or rendered unavailable to Lender; or (z) allowing the parties in default an opportunity to remedy the default will likely result in the Collateral being materially and adversely affected; then Lender will notify the parties in default of such determination (“Lender Determination”), and if such determination is made, no notice and opportunity to remedy default is available for such Monetary Default or Non-Monetary Default.  In addition, in no event is Lender obligated to provide the parties in default notice and opportunity to cure any default of the same type or nature which is repeated more than twice in any one (1) calendar year.  The provisions of sub-section (b) shall apply to Events of Default under all Loan Documents applicable to this Promissory Note, and unless expressly stated to the contrary in such documents, any notice and opportunity to remedy default period referred to therein shall be deemed to incorporate said provisions. If any of the Loan Documents applicable to this Promissory Note are inconsistent with this paragraph,  the terms of this Promissory Note shall be controlling, unless the other Loan Document expressly provides otherwise.  Nothing in this sub-section (b) shall be construed as extending the term of this Promissory Note or the date upon which a default occurs, and no decision to forego any remedy for any given Event of Default shall be deemed a waiver on the part of the holder hereof of any right relating to any other Event of Default.

(c)           Remedies for an Event of Default: Provided a Lender Determination has not been made with respect to an Event of Default, Lender will not initiate a Selected Enforcement Activity with respect to an Event of Default during any applicable notice and cure period described in sub-section (b) hereof.  Except as provided in the preceding sentence, if an Event of Default exists and is continuing, Lender may, without notice or demand, declare the entire unpaid Principal Amount and all accrued and earned but unpaid interest at once due and payable, and exercise all rights and remedies available to Lender under the Loan Documents.  The limitation on Lender’s rights with respect to initiating a Selected Enforcement Activity following certain Events of Default shall be strictly construed, and such limitation shall not impair the exercise of any remedy not referred to in such definition, including, without limitation, the seeking of any mandatory or prohibitive injunction or restraining order.

(d)           Waiver by Borrower: Except as provided in this Promissory Note, Borrower and all other parties liable for this Promissory Note waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and diligence in collection.

(e)           Non-Waiver by Lender: Any previous extension of time, forbearance, failure to pursue some remedy, or acceptance of partial payment by Lender, before or after maturity, does not constitute a waiver by Lender of the existence of any Event of Default nor of its right to strictly enforce the collection of this Promissory Note according to its terms.

(f)            Other Remedies Not Required: Lender shall not be required to first file suit, exhaust all remedies, or enforce its rights against any security in order to enforce payment of this Promissory Note.

(g)           Joint and Several Liability: Each Borrower who signs this Promissory Note, and all of the other parties liable for the payment of this Promissory Note, such as guarantors, endorsers, and sureties, are jointly and severally liable for the payment of this Promissory Note.

(h)           Attorney’s Fees: If Lender requires the services of an attorney to enforce the payment of this Promissory Note or the performance of the other Loan Documents, or if this Promissory Note is collected through any lawsuit, probate, bankruptcy, or other judicial proceeding, Borrower agrees to pay Lender an amount equal to its reasonable attorney’s fees and other collection costs. This provision shall be limited by any applicable statutory restrictions relating to the collection of attorney’s fees.

Miscellaneous Provisions:

(a)           Collateral: This Promissory Note is secured by a lien and security interest in all the Collateral.

(b)           Application of Payments: All payments on the indebtedness evidenced by this Promissory Note and by any documents securing or governing this Promissory Note, other than regularly scheduled payments, shall be applied to such indebtedness in such order and manner as Lender may from time to time determine in its absolute discretion.

(c)           Prepayment: Borrower may prepay this Promissory Note in whole or in part at any time, without penalty. Any prepayment shall be applied to the last maturing installments of principal due on this Promissory Note, that is in the inverse order of maturity and without reducing the amount or time of payment of the remaining obligatory installments until the indebtedness evidenced by this Promissory Note is fully paid.

(d)           Subsequent Holder: All references to Lender in this Promissory Note shall also refer to any subsequent owner or holder of this Promissory Note by transfer, assignment, endorsement or otherwise.

(e)           Transfer or Participation:  Borrower acknowledges and agrees that Lender may, from time to time, transfer or sell this Promissory Note to one or more transferees or participants. Borrower authorizes Lender to disseminate any information it has pertaining to the loan evidenced by this Promissory Note, including, without limitation, credit information on Borrower, any of its principals and any guarantor of this Promissory Note, to any such transferee or participant or prospective transferee or participant.

(f)            Set-Off: Borrower agrees that Lender may exercise Lender’s right of set-off to pay all or any part of the outstanding Principal Amount and accrued interest, costs, attorney’s fees, and advances owed on this Promissory Note against any obligation Lender may have, now or hereafter, to pay money, securities or other property to Borrower. This includes, without limitation:

(i)            any deposit account balance, securities account balance or certificate of deposit balance (whether matured or unmatured) Borrower has with Lender, whether general, special, time, savings, checking or NOW account;

(ii)           any money owing to Borrower on an item presented to Lender or in Lender’s possession for collection or exchange; and

(iii)          any repurchase agreement or any other non-deposit obligation or credit in Borrower’s favor.

Lender’s right of set-off may be exercised upon Borrower’s default:

(i)            without prior demand or notice;

(ii)           without regard to the existence or value of any Collateral securing this Promissory Note; and

(iii)          without regard to the number or creditworthiness of any other persons who have agreed to pay this Promissory Note.

Lender will not be liable for dishonor of a check or other request for payment where there are insufficient funds in the account (or other obligation) to pay such request because of Lender’s exercise of Lender’s right of set-off. Borrower agrees to indemnify and hold Lender harmless from any person’s claims and the costs and expenses, including without limitation, attorneys’ fees, incurred as a result of such claims or arising as the result of Lender’s exercise of Lender’s right of set-off.

If any such money, securities or other property is also owned by some other person who has not agreed to pay this Promissory Note (such as another depositor on a joint account) Lender’s right of set-off will extend to the amount which could be withdrawn or paid directly to Borrower on Borrower’s request, endorsement or instruction alone. In addition, where Borrower may obtain payment from Lender only with the endorsement or consent of someone who has not agreed to pay this Promissory Note, Lender’s right of set-off will extend to Borrower’s interest in the obligation. Lender’s right of set-off will not apply to an account or other obligation if it clearly appears that Borrower’s rights in the obligation are solely as a fiduciary for another or to an account, which by its nature and applicable law (for example an IRA or other tax deferred retirement account), must be exempt from the claims of creditors. Borrower hereby appoints Lender as Borrower’s attorney-in-fact and authorizes Lender to redeem or obtain payment of any certificate of deposit in which Borrower has an interest in order to exercise Lender’s right of set-off. Such authorization applies to any certificate of deposit even if not matured. Borrower further authorizes Lender to withhold any early withdrawal penalty without liability against Lender in the event such penalty is applicable as a result of Lender’s set-off against a certificate of deposit prior to its maturity.

(g)           Successors and Assigns: The provisions of this Promissory Note shall be binding upon and for the benefit of the successors, assigns, heirs, executors and administrators of Lender and Borrower.

(h)           Other Parties Liable:  All promises, waivers, agreements and conditions applicable to Borrower shall likewise be applicable to and binding upon any other parties primarily or secondarily liable for the payment of this Promissory Note, including all guarantors, endorsers and sureties.

(i)            Modifications: Any modifications agreed to by Lender relating to the release of liability of any of the parties primarily or secondarily liable for the payment of this Promissory Note, or relating to the release, substitution, or subordination of all or part of the security for this Promissory Note, shall in no way constitute a release of liability with respect to the other parties or security not covered by such modification.

(j)            Borrower’s Address for Notice:  All notices required to be sent by Lender to Borrower shall be sent by United States Mail, postage prepaid, to Borrower’s Address for Notice stated on the first page of this Promissory Note, until Lender shall receive written notification from Borrower of a new address for notice.

(k)           Lender’s Address for Payment: All sums payable by Borrower to Lender shall be paid at Lender’s Address for Payment stated on the first page of this Promissory Note, until Lender shall notify Borrower of a new address for payment.

(1)           Applicable Law: This Promissory Note has been executed and delivered, and shall be construed, in accordance with the applicable laws of the State of Texas and the United States of America. This Promissory Note is payable in Hidalgo County, Texas, and venue shall lie in Hidalgo County, Texas, with respect to any action brought with respect to this Promissory Note.  All disputes associated with this Promissory Note shall be resolved by binding arbitration in accordance with the procedures set forth in the Loan Agreement.

(m)          Time of Essence: Time is of the essence in Borrower’s performance of all duties and obligations imposed by this Promissory Note.

(n)           Business Use: Borrower represents and warrants to Lender that the proceeds of this Promissory Note will be used solely for the purposes permitted in the Loan Agreement.

(o)           Chapter 346 Not Applicable: It is understood that Chapter 346, Texas Finance Code,  relating to certain revolving credit loan accounts and tri-party accounts is not applicable to this Promissory Note, and any applicability thereof is hereby expressly waived.

THE WORNICK COMPANY, a Delaware corporation

By:	/s/ Robert B. McKeon
Robert B. McKeon
Chairman of the Board
Address: c/o Veritas Capital Management II, L.L.C.
660 Madison Avenue
New York, New York 10021